Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Baozun Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)		Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A ordinary shares, $0.0001 par value per share (3)	Rule 457(c) and Rule 457(h)	2,691,626	(4)	US$2.7550	(5)	US$7,415,429.63	US$0.0000927	US$687.42
Total Offering Amounts							US$7,415,429.63		US$687.42
Total Fee Offsets									-
Net Fee Due									US$687.42

(1)	Represents Class A ordinary shares issuable pursuant to awards (including the exercise of any options, restricted shares, and restricted share units granted) under the 2015 Share Incentive Plan (the “2015 Plan”) of Baozun Inc. (the “Registrant”). In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover an indeterminate number of additional Class A ordinary shares that become issuable under the 2015 Plan to prevent dilution resulting from any stock dividend, stock split, recapitalization or similar transaction.

(2)	These Class A ordinary shares are offered under awards (including options, restricted shares, and restricted share units) granted or to be granted under the 2015 Plan. The proposed maximum offering price per Class A ordinary share and the proposed maximum aggregate offering price have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee.

(3)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents three Class A ordinary shares. The Registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under separate registration statements on Form F-6 (333-204030 and 333-230717).

(4)	Represents an automatic increase to the number of shares available for issuance under the 2015 Plan. Shares available for issuance under the 2015 Plan were previously registered on registration statements on Form S-8 filed with the SEC on July 30, 2015 (Registration No. 333-205944), April 3, 2017 (Registration No. 333-217121), April 18, 2018 (Registration No. 333-224330), April 23, 2019 (Registration No. 333-230994), April 28, 2020 (Registration No. 333-237873) and April 12, 2021 (Registration No. 333-255176). On December 31, 2021, the unissued shares reserved for future issuance under the 2015 Plan accounted for less than 1.5% of Registrant’s total issued and outstanding shares on an as-converted basis, as a result, on January 1, 2022, the number of shares reserved for future issuances under the 2015 Plan automatically increased to 1.5% of the total issued and outstanding shares.

(5)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low prices for the Registrant’s ADSs, as quoted on the NASDAQ Global Select Market on March 28, 2022.